Filed Pursuant to Rule 424(b)(3)

Registration File Number: 333-144425

PROSPECTUS

37,500 Shares

Class A Common Stock

This prospectus relates to the registration of 37,500 shares of our Class A Common Stock which are subject to options issued by our predecessor corporation. Of the 37,500 shares, 25,000 shares are issuable upon exercise of options held by the selling stockholder and 12,500 shares have been issued upon exercise of options. The 37,500 shares are being registered to permit the selling stockholder, upon exercise of the options, to sell the shares from time to time in the public market.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares hereunder.

The shares of Class A Common Stock covered by this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on other terms to be determined at the time of sale. See “Plan of Distribution.”

Our Class A Common Stock is listed on the Nasdaq Global Market under the trading symbol “WRSP.” On July 6, 2007, the last reported sale price of our Class A Common Stock was $5.50 per share.

Investing in our Class A Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock beginning on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any risk factors set forth in our other filings with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 23, 2007.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements. These statements may relate to our growth strategy and our future financial performance, including our operations, economic performance, financial condition and prospects, and other future events. We generally identify forward-looking statements by using such words as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” or variations of such words or other similar expressions and the negatives of such words. These forward-looking statements are only predictions and are based on our current expectations.

In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Some of the more significant known risks that we face are uncertainty regarding market acceptance of our products and services and our ability to generate revenue or profit. Other important factors to consider in evaluating our forward-looking statements include:

•	our possible inability to execute our strategy due to changes in our industry or the economy generally;

•	our possible inability to execute our strategy due to changes in political, economic and social conditions in the markets in which we operate;

•	uncertainties associated with currency exchange fluctuations;

•	changes in laws and regulations governing our business and operations or permissible activities;

•	changes in our business strategy; and

•	the success of our competitors and the emergence of new competitors.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements on our current expectations and projections about future events and financial, political and social trends and assumptions we made based on information currently available to us. These statements may be affected by inaccurate assumptions we might have made or by known or unknown risks and uncertainties, including the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. In light of these assumptions, risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

Forward-looking statements contained herein speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to update publicly or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholder may, from time to time, sell Class A Common Stock in one or more offerings. You should read this prospectus together with additional information described in “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information in this prospectus is accurate after the date of this prospectus. Our business, financial condition and results of operations and prospects may have changed since that date.

OUR COMPANY

We are a global media and entertainment company which provides satellite-based digital radio services.

Our principal executive office is located at 8515 Georgia Avenue, Silver Spring, Maryland 20910 and our telephone number at that office is (301) 960-1200. Our website is located at www.worldspace.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Shares of Class A Common Stock outstanding prior to exercise of options held by the selling stockholder(1)	39,761,208

Shares of Class A Common Stock that may be offered by selling stockholder	37,500

Shares of Class A Common Stock to be outstanding following this offering(1)	39,798,708

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder.

Selling Stockholder	See “Selling Stockholder” for information concerning the stockholder who may sell shares of our Class A Common Stock pursuant to this prospectus.

Plan of distribution	See “Plan of Distribution.”

Nasdaq Global Market symbol	WRSP

(1)	Based on the number of shares of Class A Common Stock outstanding as July 6, 2007. Includes 12,500 shares previously issued to the selling stockholder upon exercise of options.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any risk factors set forth in our other filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from any sale of Class A Common Stock by the selling stockholder.

SELLING STOCKHOLDER

The shares of common stock attributed to the selling stockholder are shares of our Class A Common Stock subject to options issued to the selling stockholder by our predecessor company, WorldSpace, Inc., a Maryland corporation (“WSI Maryland”). Pursuant to a reorganization of our company prior to its initial public offering, any options to purchase shares of common stock of WSI Maryland that remained outstanding as of December 30, 2004 were converted on a one-for-one basis into options to purchase shares of our Class A Common Stock.

The selling stockholder, Mr. Steven Gavenas, served as Executive Vice President, Strategic Planning of WSI Maryland from June 1996 to December 1999.

This prospectus relates to the possible resale by the selling stockholder of the shares of our Class A Common Stock issued or issuable upon the exercise of the options. When we refer to “selling stockholder” in this prospectus, we mean that person listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in such shares of our Class A Common Stock other than through a public sale.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of Class A Common Stock covered by this prospectus. The selling stockholder, however, makes no representations that the shares covered by this prospectus will be offered for sale.

The table below presents information regarding the selling stockholder and the shares that he may offer and sell from time to time under this prospectus. The beneficial ownership of our common stock set forth in the table is determined in accordance with the rules of the SEC. The number of shares in the column “Number of Shares of Common Stock Covered by This Prospectus” represents all of the shares that the selling stockholder may offer under this prospectus. The column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholder will have sold all of such shares under this prospectus. However, because a selling stockholder may offer, from time to time, some or none of such shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of the sales. The percentage in the column “Percent of Class Owned After Offering” reflects the ownership percentage that the selling stockholder would hold if the selling stockholder, but no other selling stockholder, sold all his or her shares covered by this prospectus. The person named in the table has sole voting and investment power as to all shares beneficially owned. The person named in the table does not hold and has not held, within the past three years, any position, office or other material relationship with the company or any of its predecessors or affiliates.

Name	Shares of Common Stock Beneficially Owned Before Any Offering	Number of Shares of Common Stock Covered by This Prospectus(1)	Shares of Common Stock Beneficially Owned After Offering	Percent of Class Owned After Offering
Steven Gavenas	12,500	37,500	0	—

(1)	Includes 12,500 shares beneficially owned before any offering which were acquired upon exercise of options. The selling stockholder may offer under this prospectus up to the number of shares of Class A Common Stock listed in the third column of this table. The decision by the selling stockholder to sell any of his shares of Class A Common Stock in an offering will depend upon the market price of our Class A Common Stock at that time and other factors deemed relevant by the selling stockholder. See “Plan of Distribution” for a description of the transactions in which the selling stockholder may offer or sell his Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock issued or issuable upon exercise of options to permit the resale of these shares of Common Stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Class A Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock.

The selling stockholder may sell all or a portion of the shares of Class A Common Stock beneficially owned by him and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A Common Stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of Class A Common Stock short and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of Class A Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the options or shares of Class A Common Stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of Class A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the Commission subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the Commission.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Our Proxy Statement on Schedule 14A for our May 25, 2007 annual meeting of stockholders;

•	Our Current Reports on Form 8-K filed on April 16, 2007, June 4, 2007 and July 18, 2007; and

•

The description of our Class A Common Stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on July 29, 2005 with the SEC under Section 12(g) of the Exchange Act.

We also incorporate by reference into this prospectus all documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering, including all documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of first filing this registration statement and prior to the effectiveness of this registration statement, provided, however, that the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, WorldSpace, Inc., 8515 Georgia Avenue, Silver Spring, MD 20910, or by calling WorldSpace Investor Relations directly at (301) 960-1200.

LEGAL MATTERS

The validity of the Class A Common Stock offered hereby will be passed upon for the selling stockholders by Baker & McKenzie LLP, New York, New York.

EXPERTS

The consolidated financial statements of WorldSpace, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in its report thereon, and have been incorporated herein in reliance on said report of such firm given on its authority as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the reports, proxy statements and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

This prospectus, which constitutes part of a registration statement on Form S-3 filed with the SEC, does not include all of the information, undertakings and exhibits included in such registration statement. Copies of the full registration statement can be obtained from the SEC as indicated above, or from us.